SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|X|   Definitive Proxy Statement only
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-12
|_|   Confidential, for Use of the Commission (as permitted by Rule 14a-6(e)(2))

                                   IMPATH Inc.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

      2)    Form, Schedule or Registration Statement No.:

      3)    Filing party:

      4)    Date Filed:

                    Notice of Annual Meeting of Stockholders
                            to be held June 26, 2003

                                                        New York, New York
                                                        May 14, 2003

To IMPATH Inc. Stockholders:

      The Annual Meeting of Stockholders (the "Meeting") of IMPATH Inc. (the "Company") will be held at the offices of the Company at 521 West 57th Street, 5th Floor, New York, New York 10019, on Thursday, June 26, 2003, at 9:30 A.M., local time, for the following purposes, as more fully described in the accompanying Proxy Statement:

      1.    To elect six members of the Board of Directors of the Company.

      2. To consider and take action upon a proposal to ratify the Board of Directors' selection of KPMG LLP to serve as the Company's independent accountants for the Company's fiscal year ending December 31, 2003.

      3. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

      The close of business on April 30, 2003 has been fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting. A list of the stockholders entitled to vote at the Meeting may be examined at the offices of the Company at 521 West 57th Street, New York, New York 10019, during the ten-day period preceding the Meeting.

                                                   Sincerely,


                                                   Richard C. Rosenzweig
                                                   Secretary

            You are cordially invited to attend the Meeting in person. If you do not expect to be present, please mark, sign and date the enclosed form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that your vote can be recorded. In addition, you may also vote via the Internet or telephone.

                                   IMPATH Inc.

                                 PROXY STATEMENT

            This Proxy Statement, which will be mailed commencing on or about May 14, 2003 to the persons entitled to receive the accompanying Notice of Annual Meeting of Stockholders (the "Notice"), is provided in connection with the solicitation of proxies on behalf of the Board of Directors of IMPATH Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on June 26, 2003, at 9:30 a.m. local time, and at any adjournment or adjournments thereof (the "Meeting"), for the purposes set forth in such Notice. The Company's executive offices are located at 521 West 57th Street, New York, New York 10019.

            As of April 30, 2003, the record date stated in the accompanying Notice, the Company had issued and outstanding 16,600,681 shares of common stock, $.005 par value ("Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. The Company has no class or series of stock outstanding other than the Common Stock.

            A majority of the issued and outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum.

            Directors are elected by plurality vote. Adoption of proposal 2 will require the affirmative vote of a majority of the shares of Common Stock present and entitled to vote thereon at the meeting. Shares held by stockholders who abstain from voting on a matter will be treated as "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the adoption of proposal 2. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on proposal 2. A "broker non-vote" refers to shares of Common Stock represented at the Meeting in person or by proxy by a broker or nominee where (i) such broker or nominee has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) such broker or nominee does not have discretionary voting power on such matter.

Security Ownership of Certain Beneficial Owners

            The stockholders (including any "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) who, to the knowledge of the Board of Directors of the Company, beneficially owned more than five percent of the Common Stock as of April 10, 2003, and their respective shareholdings as of such date (according to information furnished by them to the Company), are set forth in the following table. Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power.

                                                     Shares of Common Stock            Percent
           Name and Address                            Owned Beneficially             of Class
           ----------------                            ------------------             --------
Blum Capital Partners, L.P. (1)
909 Montgomery Street
Suite 400
San Francisco, California 94133                             2,410,800                   14.8%

Waddell & Reed Financial Inc. (2)
6300 Lamar Avenue
Overland Park, Kansas 66202                                 2,202,581                   13.2%

FMR Corp. (3)
82 Devonshire Street
Boston, Massachusetts 02109                                 1,978,100                   11.9%

Smith Barney Fund Management LLC (4)
388 Greenwich Street
New York, New York 10013                                      975,000                    5.8%

Becker Capital Management Inc. (5)
1211 Southwest Fifth Avenue
Suite 2185
Portland, Oregon 97204                                        926,000                    5.5%

----------
(1)   Information as to Blum Capital Partners, L.P. is based upon a report on
      Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on February 24, 2003 by such stockholder. Such report was filed by Blum Capital Partners, L.P., Richard C. Blum & Associates, Inc., Blum Strategic GP II, L.L.C., and Richard C. Blum, and indicates that each such stockholder has shared power to vote, and beneficial ownership of, an aggregate of 2,410,800 shares.

(2)   Information as to Waddell & Reed Financial is based upon a report on
      Schedule 13G filed with the Commission on February 14, 2003 by such stockholder. Such report was filed by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc. and Waddell & Reed Investment Management and indicates that each such stockholder has sole power to vote, and beneficial ownership of, an aggregate of 2,202,581 shares.

(3) Information as to FMR Corp. is based upon a report on Schedule 13G filed with the Commission on February 13, 2003 by such stockholder. Such report was filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson, and indicates that each such stockholder has sole power to vote, and beneficial ownership of, an aggregate of 1,978,100 shares.

(4) Information as to Smith Barney Fund Management Inc. is based upon a report on Schedule 13G filed with the Commission on February 13, 2003 by such stockholder. Such report was filed by Smith Barney Fund Management LLC, Salomon Smith Barney Holdings Inc. and Citigroup Inc. and indicates that such stockholders have shared power to vote, and beneficial ownership of, 975,000, 1,044,990 and 1,045,859 shares, respectively.

(5)   Information as to Becker Capital Management Inc. is based upon a report on
      Schedule 13G filed with the Commission on February 4, 2003 by such stockholder. Such report indicates that such stockholder has sole power to vote, and beneficial ownership of, 827,400 and 926,600 shares, respectively.

Security Ownership of Directors and Executive Officers

            Except as set forth below, the following table sets forth, as of April 15, 2003, the number of shares of Common Stock of the Company beneficially owned by each of the Company's directors and nominees for directors, each of the Company's five most highly compensated executive officers, and all directors and executive officers as a group, based upon information provided by such persons to the Company.

                                                                              Shares of Common Stock          Percent
                             Name                                             Owned Beneficially (1)       Of Class (1)
                             ----                                             ----------------------       ------------
Carter H. Eckert (2) ..................................................                10,281                     *

Richard P. Adelson (3) ................................................               180,079                   1.0%

James V. Agnello (4) ..................................................                 9,730                     *

James B. Douglass, Ph.D. (5) ..........................................                52,796                     *

Richard C. Rosenzweig (6) .............................................                45,036                     *

Robert E. Campbell (7) ................................................                10,896                     *

Richard J. Cote, M.D (8) ..............................................               174,427                   1.0%

George S. Frazza (9) ..................................................                68,078                     *

Joseph A. Mollica, Ph.D. (10) .........................................                25,292                     *

Marcel Rozencweig, M.D. (11) ..........................................                41,280                     *

All directors and executive officers as a group (10 persons) (2),
(3), (4), (5), (6), (7), (8), (9), (10), (11) .........................               617,895                   3.7%

*     Less than one percent.

(1) Amounts and percentages include outstanding options which are exercisable within sixty days of April 15, 2003.

(2) Consists of 10,281 shares of common stock which may be acquired within 60 days after April 23, 2003 through the exercise of stock options.

(3) Includes 149,539 shares of common stock which may be acquired within 60 days after April 15, 2003 through the exercise of stock options.

(4) Consists of 9,730 shares of common stock which may be acquired within 60 days after April 15, 2003 through the exercise of stock options.

(5) Includes 52,596 shares of common stock which may be acquired within 60 days after April 15, 2003 through the exercise of stock options.

(6) Consists of 45,036 shares of common stock which may be acquired within 60 days after April 15, 2003 through the exercise of stock options.

(7) Includes 8,896 shares of common stock which may be acquired within 60 days after April 15, 2003 through the exercise of stock options.

(8) Includes 50,981 shares of common stock which may be acquired within 60 days after April 15, 2003 through the exercise of stock options.

(9) Includes 27,378 shares of common stock which may be acquired within 60 days after April 15, 2003 through the exercise of stock options.

(10) Consists of 25,292 shares of common stock which may be acquired within 60 days after April 15, 2003 through the exercise of stock options.

(11) Consists of 41,280 shares of common stock which may be acquired within 60 days after April 15, 2003 through the exercise of stock options.

I. ELECTION OF DIRECTORS

            Six directors of the Company are to be elected at the Meeting, each to serve until the next Annual Meeting of Stockholders and until a successor shall have been chosen and qualified. On April 23, 2003, the Board of Directors reduced the number of directors on the Board of Directors from seven to six, as it had not yet selected a suitable nominee to fill the current vacancy on the Board. The Board of Directors may in the future increase the number of directors on the Board of Directors, and fill the vacancy created by such increase, in the event a suitable nominee is selected.

            It is the intention of each of the persons named in the accompanying form of Proxy to vote the shares of Common Stock represented thereby in favor of the six nominees listed below, unless otherwise instructed in such Proxy. Each such nominee is presently serving as a director. In case any of the nominees is unable or declines to serve, such persons reserve the right to vote the shares of Common Stock represented by such Proxy for another person duly nominated by the Board of Directors in such nominee's stead or, if no other person is so nominated, to vote such shares only for the remaining nominees. The Board of Directors has no reason to believe that any person named will be unable or will decline to serve.

            Certain information concerning the nominees for election as directors of the Company is set forth below. Information concerning ownership of the Common Stock by such nominees and other directors is set forth in the preceding table. All of such information was furnished by them to the Company.

Nominees for Election

            Carter H. Eckert, age 60. Mr. Eckert has been Chief Executive Officer and Chairman of the Board of Directors of the Company since February 2003. Most recently, Mr. Eckert was President and Chief Executive Officer of Knoll Pharmaceutical Company and President of the Americas for Knoll's parent company, BASF Pharma. In addition, he was a member of BASF Pharma's Global Pharmaceutical Board responsible for global therapeutic franchises and corporate transactions. Prior to joining BASF Pharma in 1995, Mr. Eckert was President and Chief Executive Officer of Boots Pharmaceuticals, Inc. in Lincolnshire, Illinois, where he was responsible for North American operations. Mr. Eckert joined Boots in 1985 as Executive Vice President and Chief Operating Officer after more than a decade at Baxter Travenol Laboratories in Deerfield, IL, where he served in a number of positions including President of Baxter's Flint Division. Mr. Eckert received his B.S. in Chemical Engineering from the Illinois Institute of Technology and his MBA from Northwestern University. Mr. Eckert is currently on the Board of Directors of OraSure Technologies, Inc. and Andrx Corporation and is a member of the Aethena Group, LLC advisory board and a Trustee of Caldwell College. Mr. Eckert has been a director of the Company since April 2002.

            ROBERT E. CAMPBELL, age 69. Mr. Campbell has been Chairman of the Board of the Robert Wood Johnson Foundation since July 1999 and Chairman of the Board of The Cancer Institute of New Jersey since January 1995. Mr. Campbell has also been a member of the Advisory Council for the College of Science of the University of Notre Dame since 1990 and a member of the Rutgers Business Board of Advisors since 1999. From 1989 to 1995, Mr. Campbell was Vice Chairman of the Board of Johnson & Johnson. During his tenure with Johnson & Johnson, Mr. Campbell was named Vice President of Finance and became a member of the Executive Committee in 1980; and since 1985, served as Vice Chairman of the Executive Committee and Chairman of the Professional Sector. Mr. Campbell received his Bachelor's Degree from Fordham University and his M.B.A. from Rutgers University. Mr. Campbell has been a director of the Company since January 2001.

            RICHARD J. COTE, M.D., age 48. Dr. Cote was one of the founders of IMPATH and is the Company's principal scientific and strategic consultant. Dr. Cote is an Attending Pathologist at the Kenneth J. Norris Cancer Center and a Professor of Pathology and Urology at the University of Southern California. He was trained at the University of Michigan, Cornell University Medical College/New York Hospital and Memorial Sloan-Kettering Cancer Center. Dr. Cote holds patents on monoclonal antibody technology and is a leader in the developmental use of monoclonal antibodies in cancer diagnosis and prognosis. Dr. Cote is also known for his work in breast, prostate and bladder cancers and in the immunopathological analysis of cancer. Dr. Cote his currently on the Scientific Advisory Boards of the John Wayne Cancer Institute and AVIVA Biosciences, and is a consultant or advisory board member to various national and international organizations, such as the National Cancer Institute and the Anderson Cancer Center. Dr. Cote graduated Phi Beta Kappa from the University of California with a Bachelor's Degree in Biology and Chemistry. He received his M.D. from the University of Chicago Pritzker School of Medicine. Dr. Cote has been a director of the Company since 1988.

            GEORGE S. FRAZZA, age 69. Mr. Frazza has been Of Counsel to the firm of Patterson, Belknap Webb & Tyler LLP since February 1997. Prior to that, Mr. Frazza spent more than 30 years with Johnson & Johnson, where he was most recently Vice President and General Counsel and a member of the Executive Committee. Mr. Frazza received his Bachelor's Degree from Marietta College and his law degree from Columbia University. Mr. Frazza has been a director of the Company since September 1998.

            JOSEPH A. MOLLICA, PH.D., age 62. Dr. Mollica is Chairman and Chief Executive Officer of Pharmacopeia, Inc., a Princeton, New Jersey-based company engaged in the field of research to discover low molecular weight drug compounds using combinatorial chemistry and automated high throughput screening. Through its software division, Accelrys, Pharmacopeia provides modeling and simulation software, cheminformatics and bioinformatics to the pharmaceutical and chemical industries. Prior to joining Pharmacopeia, Dr. Mollica was President and Chief Executive Officer of DuPont Merck Pharmaceutical Company. He also served as Vice President, Medical Products for DuPont, and Senior Vice President of Ciba-Geigy Corp. Dr. Mollica is currently on the Board of Directors of Pharmacopeia, Inc., Genencor International Inc. and Neurocrine Biosciences, Inc.. He received his Bachelor's Degree from the University of Rhode Island, his Master's Degree and Ph.D. in Pharmaceutical and

Physical Chemistry from the University of Wisconsin and Sc.D, h.c. from the University of Rhode Island. Dr. Mollica has been a director of the Company since 1995.

            MARCEL ROZENCWEIG, M.D., age 57. Dr. Rozencweig has been the Senior Vice President of Drug Development at GPC Biotech since May, 2002. From 1998 to 2002, Dr. Rozencweig was Vice President, Strategic Planning and Portfolio Management of the Pharmaceutical Research Institute of Bristol-Myers Squibb Company. From 1996 to 1998, Dr. Rozencweig was Vice President, Strategic and Scientific Evaluation of the Pharmaceutical Group of Bristol-Myers. From 1983 to 1996, Dr. Rozencweig was Vice President, Infectious Diseases and Oncology at the Pharmaceutical Research Institute of Bristol-Myers. Dr. Rozencweig is well known for his work in medical oncology, new drug development and clinical trial methodology. At Bristol-Myers, he played a prominent role in the clinical development and registration strategies of many new anticancer agents and pioneered the regulatory approach to accelerated approval of new drugs for the treatment of life-threatening diseases. Dr. Rozencweig has also worked at the National Cancer Institute in Bethesda, Maryland and the Jules Bordet Institute in Brussels, Belgium. He has been a consultant to the German government for the appropriation of federal resources for cancer research in Germany. Dr. Rozencweig received his M.D. from the Free University of Brussels. Dr. Rozencweig has been a director of the Company since August 1997.

Committees of the Board of Directors

            The Board of Directors has a Compensation Committee, an Audit Committee and a Nominating Committee. The members of the Compensation Committee are George S. Frazza, Chairman, and Marcel Rozencweig. Carter H. Eckert resigned from the Compensation Committee on February 10, 2003 in connection with his appointment as Chairman and Chief Executive Officer of the Company. The Compensation Committee makes recommendations to the full Board as to the compensation of executive officers, administers the Company's 1997 Long Term Incentive Plan, 1999 Long Term Incentive Plan, 2000 Long Term Incentive Plan, 2002 Long Term Incentive Plan and Employee Stock Purchase Plan, and determines the persons who are to receive options under such plans and the number of shares subject to each option.

            The members of the Audit Committee are Robert E. Campbell, Chairman, George S. Frazza and Joseph A. Mollica. The Audit Committee acts as a liaison between the Board of Directors and the independent accountants and annually recommends to the Board of Directors the appointment of the independent accountants. The Audit Committee reviews with the independent accountants the planning and scope of the audits of the financial statements, the results of those audits and the adequacy of internal accounting controls and monitors other corporate and financial policies. The members of the Audit Committee also serve as members of the Company's Corporate Governance Committee. The Company's management periodically seeks advice on corporate governance issues from the Corporate Governance Committee on an "as needed" basis, rather than through formal committee meetings.

            The members of the Nominating Committee are Richard J. Cote, George
S. Frazza and Carter H. Eckert. Carter H. Eckert became a member of the Nominating Committee on February 10, 2003, succeeding Anu D. Saad, the Company's former Chairman and Chief Executive Officer, who was a member of the Nominating Committee until her resignation as of February 10, 2003. The Nominating Committee recommends to the Board of Directors nominees for election as directors of the Company.

            The Board of Directors met nine times during the fiscal year ended December 31, 2002. The Audit Committee met five times during the fiscal year ended December 31, 2002. The Compensation Committee met five times during the fiscal year ended December 31, 2002. The Nominating Committee met one time during the fiscal year ended December 31, 2002. Each of the persons named above attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the Committees of the Board of Directors on which such person served which were held during the time that such person served.

            Generally, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation to indemnify certain persons made a party to an action, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses.

            Section 102(b)(7) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. The Company has adopted a provision in its Amended and Restated Certificate of Incorporation that provides for such limitation to the full extent permitted under Delaware law.

            The Company's Amended and Restated Certificate of Incorporation and Amended Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by law and further provide that the indemnification and advancement of expenses provided for therein shall not be deemed exclusive of any other rights to which those entitled to indemnification or advancement of expenses may be entitled under any by-law, agreement, contract or vote of stockholders or disinterested directors. The indemnification and advances of expenses provisions continue with respect to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such a person.

            The Company maintains liability insurance for its officers and directors, insuring them against certain losses arising from claims or charges made against them while acting in their capacities as officers or directors of the Company.

Executive Officers

            Certain information concerning the executive officers of the Company is set forth below. Information concerning ownership of Common Stock by such executive officers is set forth under "Security Ownership of Directors and Officers." All information was furnished by them to the Company.

            Carter H. Eckert. Information concerning Mr. Eckert is set forth above under "Nominees for Election."

            Richard P. Adelson, age 37. Richard Adelson has been President of the Company since January 2001 and Chief Operating Officer of the Company since November 1999. From November 1999 to January 2001, Mr. Adelson was Executive Vice President of the Company. From June 1999 to November 1999, Mr. Adelson was Senior Vice President of Operations, Sales and Marketing of the Company. From February 1998 to June 1999, he was Senior Vice President, Sales and Marketing of the Company. From August 1996 through January 1998 he was Vice President, Sales of the Company. He was Director of Sales of the Company from August 1994 to August 1996. From January 1992 to August 1994, Mr. Adelson served the Company as District and Regional Sales Manager for the New York Metro Region. Prior to joining the Company, Mr. Adelson was a Sales Representative for Surgipath Medical Industries, Inc., a medical equipment company. Mr. Adelson received his Bachelor's Degree in Biology from the State University of New York at Albany and studied at the Harvard School of Dental Medicine.

            James V. Agnello, age 49. Mr. Agnello has been Chief Financial Officer of the Company since October 2002. From April 2000 to October 2002, Mr. Agnello served as Vice President and Chief Financial Officer of Worldgate Communications, Inc. a media and technology company focused on deploying interactive television and video services to the cable industry. Prior to such time, Mr. Agnello spent 18 years with SmithKline Beecham Corporation in various financial capacities, most recently as Vice President and Controller of SmithKline Beecham Clinical Laboratories, which was acquired by Quest Diagnostics in 2000. Mr. Agnello received his B.A. in Business Administration from Rutgers University and an M.S. in Accounting from the Wharton School of Business of the University of Pennsylvania. Mr. Agnello has also been a CPA since 1979.

            James B. Douglass, Ph.D., age 53. Dr. Douglass has been Chief Information Officer of the Company since October 1999. Prior to joining the Company, Dr. Douglass served as Vice President and General Manager of the Research and Consulting Division of NDC Health Information Services. Earlier in his career, Dr. Douglass spent six years in various roles including Senior Vice President and General Manager, Market Research Division of IMS America. Dr. Douglass also launched and managed Douglass Associates and served as Chief Statistician with Opinion Research

Corporation, and Research Statistician with Educational Testing Service. Dr. Douglass received his B.A. in Mathematics, and M.A. and Ph.D. in Applied Statistics and Research Design, from Michigan State University.

            Richard C. Rosenzweig, age 36. Mr. Rosenzweig has been General Counsel and Secretary of the Company since February 2001. Prior to joining the Company, he was Director, Worldwide Licensing and Acquisitions, for Johnson & Johnson from August 1998 until February 2001, where he supported the Consumer and Personal Care Group and served on the Franchise Leadership Teams for both the Oral and Wound Care franchises. Before his tenure at Johnson & Johnson, Mr. Rosenzweig spent six years as a corporate attorney in New York City, most recently at the firm of Kramer, Levin, Naftalis and Frankel. Mr. Rosenzweig earned his B.A. in Psychology from Brandeis University and his J.D. from Boston University.

Executive Compensation

            The following table sets forth information for the fiscal years ended December 31, 2002, 2001 and 2000 concerning the compensation of the Chief Executive Officer of the Company, and the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2002.

                           SUMMARY COMPENSATION TABLE

                                                                                                         Long Term
                                                              Annual Compensation                       Compensation
                                                              -------------------                       ------------
                                                                                                                   All
                                                                                     Other          Shares        Other
                                          Fiscal                                     Annual      Underlying       Compen-
   Name and Principal Position             Year        Salary          Bonus      Compensation     Options       sation(1)
   ---------------------------             ----        ------          -----      ------------     -------       ---------
Anu D. Saad, Ph.D. (2)                     2002       $365,000      $      -0-      $63,050(5)     100,000        $10,529
    Former Chairman of the Board and       2001        315,000        294,500            --         50,000          3,400
    Chief Executive Officer                2000        280,000        237,500            --         60,000          3,400

Richard P. Adelson                         2002       $325,000      $      -0-      $54,552(6)      80,000        $ 7,204
    President and Chief Operating          2001        280,000        152,000            --         40,000          3,400
    Officer                                2000        225,000        118,750            --         50,000          3,400

James V. Agnello (3)                       2002       $ 49,315             -0-      $30,025(7)      50,000        $   125
    Chief Financial Officer                2001             --             --            --             --             --
                                           2000             --             --            --             --             --

James B. Douglass, Ph.D                    2002       $245,000      $      -0-      $26,210(8)      15,000        $ 4,757
    Chief Information Officer              2001        230,000         75,000            --             -0-         3,400
                                           2000        220,000         60,000            --         15,000          3,400

Richard C. Rosenzweig (4)                  2002       $250,000      $      -0-      $56,914(9)      30,000        $ 4,747
    General Counsel and Secretary          2001        183,333         90,000            --         60,000          3,400
                                           2000             --             --            --             --             --

----------
(1) Consists of (a) contributions to the IMPATH Inc. 401(k) Retirement Savings Plan and (b) premium payments for supplemental life and disability insurance policies, made by the Company on behalf of such executive officer.

(2) Anu D. Saad resigned as Chairman and Chief Executive Officer of the Company in February 2003.

(3) James V. Agnello joined the Company as Chief Financial Officer in October 2002.

(4) Richard C. Rosenzweig joined the Company as General Counsel and Secretary in February 2001.

(5) Includes (a) $29,850 for automobile lease payments and (b) $17,500 for financial planning services.

(6) Includes (a) $21,750 for automobile lease payments and (b) $17,500 for financial planning services.

(7) Includes (a) $12,000 for automobile maintenance and expenses and (b) $18,025 in relocation expenses.

(8) Includes (a) $8,710 for automobile maintenance and expenses and (b) $17,500 for financial planning services.

(9) Includes (a) $10,400 for automobile maintenance and expenses, (b) $17,500 for financial planning services and (c) $20,452 for reimbursement of taxes paid on benefits provided by the Company.

            The following table sets forth the grants of stock options to the executive officers named in the Summary Compensation Table who were granted stock options during the fiscal year ended December 31, 2002. The amounts shown for the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the exercise price of the options during the full terms of the options. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Commission regulations. Actual gains, if any, on option exercises and holdings of Common Stock are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                     OPTION GRANTS IN THE FISCAL YEAR ENDED
                                DECEMBER 31, 2002

                                                                                           Potential Realizable
                                                                                          Value at Assumed Annual
                                                                                           Rates of Stock Price
                                                                                              Appreciation for
                                               Individual Grants                                 Option Term
                               --------------------------------------------------------   -----------------------
                                            % of Total
                               Options    Options Granted     Exercise
                               Granted     to Employees         Price        Expiration
          Name                  (#)(1)     in Fiscal Year       ($/Sh)           Date            5%           10%
          ----                  ------     --------------       ------           ----            --           ---
Richard P. Adelson              80,000         6.7%             11.52          10/8/12       $579,589     $1,468,793
James V. Agnello                30,000         2.5%             13.87         10/22/12        261,683        663,156
                                20,000         1.6%             17.03         11/13/12        214,201        542,828
James B. Douglass, Ph.D.        15,000         1.2%             11.52          10/8/12        108,673        275,398
Richard C. Rosenzweig           30,000         2.5%             11.52          10/8/12        217,346        550,796
Anu D. Saad, Ph.D. (2)         100,000         8.4%             11.52          10/8/12        724,486      1,835,991

----------
(1) Options granted are for a term of ten years and vest ratably over a thirty-six month period.

(2) Anu D. Saad resigned as Chairman and Chief Executive Officer of the Company on February 10, 2003. Pursuant to the terms of the Company's Stock Option Plans, all of Dr. Saad's outstanding, unvested options were canceled as of February 10, 2003, and all of Dr. Saad's vested but unexercised options will be canceled as of May 11, 2003.

            The following table sets forth the number of shares of Common Stock acquired upon the exercise of options by the executive officers of the Company named in the Summary Compensation Table during 2002, the aggregate market value, net of exercise price, of such shares on the date of such exercise for each such executive officer and the number and value of options held by such officers at December 31, 2002.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR END OPTION VALUES

                                                             Number of Unexercised            Value of Unexercised
                                                                    Options                   In-the-Money Options
                                                          at 2002 Fiscal Year End (#)      at 2002 Fiscal Year End (1)
                                                          ---------------------------      ---------------------------
                              Shares
                           Acquired on
          Name             Exercise (#)  Value Realized   Exercisable   Unexercisable      Exercisable   Unexercisable
          ----             ------------  --------------   -----------   -------------      -----------   -------------
Richard P. Adelson             10,000     $334,408.78        120,670        119,398         $  496,269     $687,663
James V. Agnello                   --              --          2,224         47,776             11,254      218,047
James B. Douglass, Ph.D.           --              --         42,342         27,908            252,776      205,027
Richard C. Rosenzweig              --              --         31,136         58,864             13,617      232,323
Anu D. Saad, Ph.D. (2)          1,250          15,625        215,032        150,777          1,288,867      877,167

----------
(1) In the money options are those where the fair market value of the underlying Common Stock exceeds the exercise price of the option. The value of in the money options is determined in accordance with regulations of the Commission by subtracting the aggregate exercise price of the option from the aggregate year-end value of the underlying Common Stock.

(2) Anu D. Saad resigned as Chairman and Chief Executive Officer of the Company on February 10, 2003. Pursuant to the terms of the Company's Stock Option Plans, all of Dr. Saad's outstanding, unvested options were canceled as of February 10, 2003, and all of Dr. Saad's vested but unexercised options will be canceled as of May 11, 2003.

Equity Compensation Plan Information

      The following table summarizes the Company's equity compensation plan information as of December 31, 2002. All equity compensation plans have been approved by Company stockholders.

                             Common Shares to
                              be Issued Upon             Weighted Average         Common Shares Available for Future
                               Exercise of               Exercise Price of        Issuance Under Equity Compensation
                           Outstanding Options,        Outstanding Options,          Plans (Excluding Securities
    Plan Category          Warrants and Rights          Warrants and Rights             Reflected in Column A)
    -------------          -------------------          -------------------             ----------------------
Equity Compensation
Plans approved by                2,561,128(1)                  $21.20                        2,429,174(2)
Company stockholders

Equity Compensation
Plans not approved by                   --                         --                               --
Company stockholders

(1) Includes options to purchase shares outstanding under the IMPATH Inc. 1989 Long Term Incentive Plan, 1997 Long Term Incentive Plan, 1999 Long Term Incentive Plan, 2000 Long Term Incentive Plan and 2002 Long Term Incentive Plan.

(2) Includes shares available for future issuance under the IMPATH Inc. 2000 Long Term Incentive Plan and 2002 Long Term Incentive Plan.

Employment-Related Agreements with Executive Officers

      The Company has entered into employment-related agreements with Mr. Eckert, Mr. Adelson, Mr. Agnello, Dr. Douglass and Mr. Rosenzweig. The agreements with Mr. Adelson, Mr. Agnello, Dr. Douglass and Mr. Rosenzweig provide that in the event that the employment of such executive officer is terminated by the Company without cause or the executive officer terminates his employment for good reason, the Company will continue to pay such officer's base salary for one year after termination, subject, in the case of Mr. Adelson, to offset for any salary, fees, bonus or other cash compensation actually earned during such one-year period from another employment position. In addition, the Agreements with Mr. Agnello and Mr. Rosenzweig provide that, in the event of a change in control, or a termination prior to a change of control which occurs in connection with or in anticipation of such change of control, the Company shall pay a lump sum equal to one (1) times such officer's annual salary in effect immediately prior to the date of the change of control, plus 100% of the target bonus or other cash incentive that such employee is eligible to earn in such year. The agreements with Mr. Adelson also provide that (i) in the event of a change in control, or a termination prior to a change of control which occurs in connection with or in anticipation of such change of control, the Company shall pay a lump sum equal to three (3) times such officer's annual salary in effect immediately prior to the date of the change of control, plus 100% of the target bonus or other cash incentive that such employee is eligible to earn in such year and (ii) the stock options granted to such executive officer prior to September 12, 1997 will fully vest upon a merger, consolidation or tender or exchange offer that results or would result in a change in control of the Company, or the sale of all or substantially all of the assets of the Company. Mr. Adelson is further prohibited under his agreements from engaging in any business in competition with the Company during the period of his employment with the Company and for one year thereafter.

      On March 31, 2003, the Company entered into a Separation Agreement and General Release with Anu D. Saad, its former Chairman and Chief Executive Officer, in connection with Dr. Saad's resignation as Chairman and Chief Executive Officer as of February 10, 2003. Pursuant to the Separation Agreement, in consideration for, among other things, a mutual general release of all claims, Dr. Saad received a net payment of $58,085, which amount included a $250,000 offset for reimbursement of expenses. The Company also agreed to pay for the cost of Dr. Saad's health care benefits coverage until the earlier to occur of (i) the date Dr. Saad is eligible to enroll for health benefits with a new employer or (ii) February 10, 2004. In addition, under the Separation Agreement, (i) Dr. Saad is not permitted to solicit or seek to do business with any customer or client of the Company with whom she came into contact while employed by the Company or about whom she had access to confidential information, until February 10, 2004 and (ii) the letter agreement dated August 7, 2002 between Dr. Saad and the Company relating to change of control events was terminated. Certain provisions of the

December 17, 1997 agreement between Dr. Saad and the Company, including those regarding non-competition, continue to be applicable to Dr. Saad.

On August 5, 2003, the Company entered into a Separation Agreement and General Release with David J. Cammarata, its former Chief Financial Officer, in connection with Mr. Cammarata's resignation as Chief Financial Officer as of May 15, 2002. Pursuant to the Separation Agreement, in consideration for, among other things, a mutual general release of all claims, the Company agreed to continue to pay Mr. Cammarata's salary, at the rate of $235,000, for one year from his date of termination. The Company also agreed to pay for the cost of Mr. Cammarata's health care benefits coverage until the earlier to occur of (i) the date Mr. Cammarata is eligible to enroll for health benefits with a new employer or (ii) May 15, 2003. In addition, under the Separation Agreement, subject to certain exceptions, Mr. Cammarata is not permitted to (i) solicit or seek to do business with any customer or client of the Company with whom he came into contact while employed by the Company or about whom he had access to confidential information, (ii) solicit or hire any employees of the Company or
(iii) participate or engage in certain businesses deemed competitive to the Company's business, in each case until May 15, 2004.

Compensation of Directors

            The Company pays its directors who are not employees of the Company a retainer of $15,000 per year, and a fee of $1,500 for each meeting of the Board of Directors attended ($1,000 for scheduled telephonic meetings) and a fee of $1,000 for each committee meeting attended ($500 for telephonic meetings). The Company's directors receive an initial grant of 10,000 options upon their appointment or election to the Board of Directors and receive a subsequent grant of 5,000 options every year thereafter. On April 23, 2002, the Company granted to Mr. Eckert stock options to purchase 10,000 shares of Common Stock at an exercise price of $23.35 per share, vesting over a three year period following the date of grant. On October 8, 2002, the Company granted to Messrs. Campbell, Eckert, Frazza, Mollica and Rozencweig stock options to purchase 5,000 shares of Common Stock at an exercise price of $11.52 per share, vesting over a three-year period following the date of grant. On October 8, 2002, the Company granted to Dr. Cote stock options to purchase 20,000 shares of Common Stock at an exercise price of $11.52 per share, vesting over a three-year period following the date of grant. During 2002, the Company paid Dr. Cote $169,000 for consulting services provided by him to the Company, and paid $10,000 to University Pathology Associates on his behalf.

Compensation Committee Interlocks and Insider Participation

            All executive officer compensation decisions have been made by the Compensation Committee of the Board of Directors. The members of the Compensation Committee are George S. Frazza and Marcel Rozencweig. Carter H. Eckert was a member of the Compensation Committee until February 2003, when he was named Chairman and Chief Executive Officer of the Company. All of the current and former members of the Compensation Committee are and have been independent directors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

            Under Section 16(a) of the Securities Exchange Act of 1934, directors and officers of the Company, and persons who own more than ten percent of the Common Stock, are required to file reports concerning their beneficial ownership of securities of the Company with the Commission. Directors, officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

            To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and confirmations that no other reports were required during the fiscal year ended December 31, 2002, its directors, officers and greater than ten percent stockholders complied with all Section 16(a) filing requirements, except that Anu D. Saad, Richard Adelson, Richard Rosenzweig, James Agnello, James Douglass, Carter Eckert, Richard Cote, George Frazza, Robert Campbell, Joseph Mollica and Marcel Rozencweig reported late their October 8, 2002 grant of options to purchase Common Stock on Forms 4 due to inadvertent oversight during the transition to the new Sarbanes-Oxley filing rules.

Performance Graph

            The following performance graph compares the cumulative total shareholder return on the Common Stock to the S&P 500 Index and to the SIC Code Index for the Company for the period indicated. The SIC Code Index is composed of 20 public companies with the same Standard Industrial Classification Code as the Company. The graph assumes that $100 was invested in the Common Stock and in each Index on December 31, 1997 and that all dividends were reinvested.

                        COMPARE CUMULATIVE TOTAL RETURN
                               AMONG IMPATH INC.,
                        S&P 500 INDEX AND SIC CODE INDEX

                              [LINE GRAPH OMITTED]

                             -------------------------------------------------------------------------------
                             12/31/97      12/31/98       12/31/99      12/31/00      12/31/01      12/31/02
------------------------------------------------------------------------------------------------------------
IMPATH Inc.                   100.00          80.92         77.67        406.11        271.82        120.43
------------------------------------------------------------------------------------------------------------
SIC Code Index                100.00          84.39        149.73        221.25        212.33        118.57
------------------------------------------------------------------------------------------------------------
S&P 500 Index                 100.00         128.58        155.64        141.46        124.65         97.10
------------------------------------------------------------------------------------------------------------

                     ASSUMES $100 INVESTED ON DEC. 31, 1997
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2002

Report of the Compensation Committee

            The Compensation Committee of the Board of Directors (the "Committee"), comprised entirely of independent directors, reviews and recommends to the Board for its approval compensation and benefits policies and objectives, determines whether compensation levels for officers, directors and employees are in line with these policies and carries out the Board's responsibilities with regard to the compensation of the Company's executive officers.

            Executive Officer Compensation. The compensation program for the Company's executives consists of three components: base salary, stock options and an annual incentive bonus plan for key employees including the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, the Chief Information Officer and the General Counsel and Secretary. In formulating the Company's executive compensation program, the Committee seeks to provide competitive levels of compensation which will assist the Company in attracting and retaining qualified executives, reward individual initiative and achievement and integrate executive pay with the interests of the Company's stockholders in achieving the Company's annual and long-term performance goals. The Committee utilizes certain core principles in determining compensation levels, including, without limitation (i) aligning compensation levels with levels of responsibility and performance, (ii) evaluation against other similarly situated entities, (iii) emphasizing stock-based compensation and (iv) adjusting compensation based on individual and company performance.

            Base Salary. The Company's base salary levels are set by the Committee and intended to be consistent with competitive requirements and levels of responsibility. Salary levels are largely determined through comparisons with companies of similar size and complexity. Salary adjustments, which are normally made annually, are determined by monitoring the competitive marketplace, the overall financial performance of the Company, the performance of the individual executive and any increased responsibilities assumed by the executive.

            Stock Options and other Stock Based Compensation. The Company periodically grants stock options to its executive officers and other key employees. Stock option grants are intended to provide the Company's executives and other key employees with a significant incentive to work to maximize stockholder value, and also serve as an effective retention tool. The Committee strongly believes that by providing its executives and key employees who have substantial responsibility for the management and growth of the Company with an opportunity to profit from increases in the value of the Company's stock, the interests of the Company's stockholders and executives can be closely aligned. The number of options granted to executive officers is based on individual performance and level of responsibility and must be sufficient in size to provide a strong incentive for executives to work for the long term business interests of the Company. As provided in the Company's Stock Option Plans, stock options are granted with an exercise price equal to Fair Market Value (as defined in the Company's

Stock Option Plans) per share on the date of grant. The Committee may also grant restricted stock and other stock-based awards to the Company's employees.

            Annual Incentive Bonus Plan. Awards under the Company's annual incentive bonus plan are based upon certain factors, including (i) the level of achievement by the Company of its annual financial plan as approved by the Board of Directors, (ii) the level of achievement by the individual of certain goals and objectives set by the Board of Directors and (iii) the overall performance of the department (if applicable). The annual financial plan focuses on achievement of certain levels of revenues and pre-tax income, which the Committee believes are primary determinants of share price over time. The annual financial plan is established at the beginning of each fiscal year by the Board of Directors, after consultation with management. A target bonus opportunity is established for each executive based on his or her level of responsibility and potential contribution to the success of the Company, as well as competitive considerations. To determine the actual award to an executive, a year-end assessment is made of the Company's performance and the executive's role in achieving that performance. This individual assessment, combined with the Company's financial results, ensures that individual awards reflect an executive's specific contribution to the success of the Company. For 2002, the Committee determined, based on the factors described above, that no annual incentive bonus would be paid to the Company's executive officers.

            The Committee believes that the compensation program for executives of the Company is competitive with the compensation programs provided by other companies with which the Company competes for executive talent and by other companies of similar size in similar industries. The Committee believes that the stock option program provides opportunities to executives that are consistent with the returns that are generated on behalf of the Company's stockholders. The Committee also believes that amounts paid under the incentive bonus plan are appropriately related to Company and individual performance, yielding awards which are directly linked to the annual and longer term financial results of the Company.

            2002 Chief Executive Officer Compensation. In setting Dr. Saad's compensation for 2002, the Committee reviewed Dr. Saad's base salary, stock option and annual bonus compensation in the same manner as described above for the Company's other executive officers. In addition, the Committee considered the status of Dr. Saad as the Company's most senior officer and her responsibilities for the achievement of the Company's goals and objectives. The Committee increased Dr. Saad's base salary from 2001 to 2002, in order to effectuate the compensation principles described above. Based on, among other things, the Company's performance results for 2002, Dr. Saad did not receive a bonus payment for 2002. Dr. Saad received a grant of 100,000 stock options in 2002, which grant was determined based upon the factors described above. Dr. Saad resigned as Chairman and Chief Executive Officer of the Company on February 10, 2003. See "Employment Agreements and Employment Related Compensation" above. Carter H. Eckert, the Company's Chairman and Chief Executive Officer, has a current base salary of $500,000 for 2003, which was determined in accordance with the principles described above.

            Limit on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of compensation exceeding $1 million to each of the Company's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation meeting the requirements promulgated by the Internal Revenue Service under Section 162(m) will not be subject to the deduction limit. The Company intends to qualify its executive compensation arrangements to comply with such requirements.

                                            THE COMPENSATION COMMITTEE
                                            OF THE BOARD OF DIRECTORS

                                                     George S. Frazza
                                                     Marcel Rozencweig, M.D.

Audit Committee Report

            The members of the Audit Committee are Robert E. Campbell, George S. Frazza and Joseph A. Mollica. Each member of the Audit Committee is independent in the judgment of the Company's Board of Directors and as required by the listing standards of The Nasdaq Stock Market ("NASDAQ"). The Audit Committee operates under the charter of the Audit Committee adopted by the Board of Directors (the "Charter").

            Management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee's primary responsibility is to oversee the Company's financial reporting process on behalf of the Board of Directors and to report the results of its activities to the Board of Directors, as described in the Charter of the Audit Committee. The principal recurring duties of the Audit Committee in carrying out its oversight responsibility include reviewing and evaluating the audit efforts of the Company's independent auditors, discussing with management and the independent auditors the adequacy and effectiveness of the Company's accounting and financial controls, and reviewing and discussing with management and the independent auditors the Company's quarterly and annual financial statements.

            The Audit Committee has reviewed and discussed with the Company's management the audited financial statements of the Company for the fiscal year ended December 31, 2002. The Audit Committee has also discussed with KPMG LLP, the independent auditors of the Company, the matters required to be discussed by statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee discussed with the independent accountants their independence from management and the Company, including the matters in their written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

            Based upon the review and discussions summarized above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company, as of December 31, 2002 and for the year then ended, be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Commission. The Audit Committee also recommended to the Board of Directors, and the Board of Directors has approved, subject to stockholder ratification, the selection of the Company's independent auditors.

                                            THE AUDIT COMMITTEE
                                            OF THE BOARD OF DIRECTORS


                                                     Robert E. Campbell
                                                     George S. Frazza
                                                     Joseph A. Mollica, Ph.D.

            II. RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

            The Board of Directors of the Company has selected KPMG LLP to serve as independent accountants for the Company for the fiscal year ending December 31, 2003. The Board of Directors considers KPMG LLP to be eminently qualified.

            The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 31, 2002 by the Company's independent accounting firm, KPMG LLP:

             Audit Fees.......................................    $265,000

             Financial Information Systems Design and
             Implementation Fees..............................          -0-

             All Other Fees (including statutory audits and
             tax services)....................................    $545,099(a)

             Total Fees.......................................    $810,099

----------
(a) Includes fees for tax consulting, acquisition consulting and other non-audit services.

            Although it is not required to do so, the Board of Directors is submitting its selection of KPMG LLP for ratification at the Meeting, in order to ascertain the views of stockholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection.

            A representative of KPMG LLP will be present at the Meeting, with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

            The Audit Committee has considered the other services rendered by KPMG LLP and believes that they are compatible with KPMG remaining independent.

            The Board of Directors unanimously recommends that stockholders vote FOR ratification of the selection of KPMG LLP to examine the financial statements of the Company for the Company's fiscal year ending December 31, 2003.

III. OTHER MATTERS

            The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their judgment on such matters.

Miscellaneous

            If the accompanying form of Proxy is executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the terms of the Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted FOR the nominees proposed by the Board of Directors in the election of directors, and FOR ratification of the Board of Directors' selection of independent accountants for the Company. Any Proxy may be revoked at any time before it is exercised. The casting of a ballot at the Meeting by a stockholder who may theretofore have given a Proxy or the subsequent delivery of a Proxy will have the effect of revoking the initial Proxy.

            All costs relating to the solicitation of Proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries personally, by mail or by telephone, telecopier or telegram, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting material to their principals.

            It is important that Proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

Stockholder Proposals and Nominations of Board Members

            If a stockholder intends to present a proposal for action at the 2004 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, the proposal must be submitted in writing and received by the Secretary of the Company by December 31, 2003. Such proposal must also meet the other requirements of the rules of the Commission relating to stockholder proposals.

            The Company's By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations for individuals for election to the Board of Directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company not less than 90 days nor more than 120 days prior to the anniversary date of the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the By-laws. If the chairman at any stockholders' meeting determines that a stockholder proposal or director nomination was not made in accordance with the By-laws, the Company may disregard such proposal or nomination.

            In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2004 Annual Meeting, and the proposal fails to comply with the advance notice procedures described by the By-laws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal. Proposals and nominations should be addressed to the Secretary of the Company, Richard C. Rosenzweig, IMPATH Inc., 521 West 57th Street, New York, NY 10019.


New York, New York                            Richard C. Rosenzweig, Secretary
May 14, 2003

                                  [IMPATH LOGO]

             PROXY - ANNUAL MEETING OF STOCKHOLDERS - JUNE 26, 2003

                                  COMMON STOCK

            The undersigned, a stockholder of IMPATH Inc., does hereby appoint Carter H. Eckert., Richard P. Adelson and Richard C. Rosenzweig, or any of them, each with full power of substitution, the undersigned's proxies, to appear and vote at the Annual Meeting of Stockholders to be held on Thursday, June 26, 2003, at 9:30 A.M., local time, or at any adjournments thereof, upon such matters as may come before the Meeting.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

            The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side on each of the following matters and in accordance with their judgment on other matters which may properly come before the Meeting.

                            PROXY VOTING INSTRUCTIONS

                                 To Vote By Mail

            Please date, sign and mail your proxy card in the envelope provided as soon as possible.

                  To Vote By Telephone (Touch-Tone Phone Only)

            Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

                               To Vote By Internet

            Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.

                 (Continued and to be Completed on Reverse Side)

A |X| Please mark your votes as in this example.

1.    Election of Directors.

            FOR all nominees listed below |_|
            (except as marked to the contrary below)

            WITHHOLD AUTHORITY |_|
            to vote for all nominees listed below

            (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
                          NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED AT RIGHT.)___________________________________

            Nominees: Carter H. Eckert, Robert E. Campbell, Richard J. Cote,
                      M.D., George S. Frazza, Esq., Joseph A. Mollica, Ph.D., and Marcel Rozencweig, M.D.

2. Ratification of appointment of KPMG LLP as independent accountants for fiscal 2003.

       FOR |_|                 AGAINST |_|            ABSTAIN |_|

The Board of Directors favors a vote "FOR" each item.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED AS TO ANY OF ITEMS 1, 2, 3, 4 OR 5, THEY WILL BE VOTED "FOR" THE ITEM(S) AS TO WHICH NO DIRECTION IS INDICATED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Stockholder(s) Sign Here         (L.S.)        (L.S.)      Dated          , 2003

IMPORTANT: Before returning this Proxy, please sign your name or names on the line(s) above exactly as shown hereon. Executors, administrators, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the names of joint tenants or trustees, each joint tenant or trustee should sign.